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                                                            EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


       We have issued our reports dated November 24, 1995 accompanying the consolidated financial statements and consolidated financial statement schedule of Scanforms, Inc. and Subsidiary appearing in the Annual Report on Form 10-K of Scanforms, Inc. for the year ended October 1, 1995. We consent to incorporation by reference of the aforementioned reports in Registration Statement No. 33-32152 of Big Flower Press Holdings, Inc. on Form S-8, and in a Registration Statement on Form S-8 to be filed on October 22, 1996, and the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 in Registration Statement No. 33-97082, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
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Grant Thornton LLP

Philadelphia, Pennsylvania
October 22, 1996